Exhibit 99.2

Emerson Appoints Mike Baughman as Chief Financial Officer

Frank Dellaquila to retire after 32-year tenure at Emerson

Baughman brings more than 35 years of financial and operational experience to CFO role

ST. LOUIS (May 3, 2023) – Emerson (NYSE: EMR) today announced that Mike Baughman, vice president, controller and chief accounting officer, has been promoted to executive vice president and chief financial officer, effective May 10. He succeeds Frank Dellaquila, who will be retiring after 32 years with the company. To ensure a seamless transition, Dellaquila will serve as senior advisor to the CEO through Emerson’s fiscal year end. Baughman will continue to serve as chief accounting officer for the company.

Since joining Emerson in October 2017, Baughman has been a key member of Emerson’s finance organization and has worked closely with the leadership team on the company’s recent portfolio transformation. He brings more than 35 years of financial and operational experience to the role, including a 14-year tenure at Baxter International Inc., where he held roles of increasing responsibility including controller, vice president of finance – Medical Products, and vice president of finance – Operations, Quality and R&D. Baughman began his career in public accounting as a CPA and spent 16 years at PwC, including five years as a partner, where he assisted corporate and private equity clients with buy-side and sell-side diligence, as well as acquisition integration. Baughman earned a bachelor’s degree in business administration from the University of Michigan.

“We are excited to continue to benefit from Mike’s financial and operational expertise as our next CFO,” said Lal Karsanbhai, president and chief executive officer of Emerson. “Mike has played a key role in our recent transactions and has extensive knowledge of our business and strategy. I look forward to working closely with Mike as we focus on execution and integration following our recent acquisitions and realize the benefits of our cohesive, high-growth and high-margin automation portfolio.”

“I am honored to have the opportunity to lead Emerson’s finance team. I have worked closely with Lal, Frank and the leadership team over the past several years and am excited to step into this role as we build on Emerson’s strong execution capabilities to deliver the synergies from our recent transactions,” Baughman said. “I look forward to leveraging my experience and knowledge of the Emerson businesses as we execute our strategy to deliver profitable growth and value creation for Emerson shareholders.”

“On behalf of the Board and management team, I want to thank Frank for his many contributions over his 32-year tenure with Emerson,” continued Karsanbhai. “Since becoming CFO in 2009, Frank has been an integral member of our team, helping Emerson successfully navigate the global financial crisis and COVID-19, driving financial performance across our businesses and positioning Emerson to leverage its strong balance sheet to deliver on our portfolio transformation over the last 18 months. Frank has been a trusted advisor to me and the broader leadership team, and we appreciate all that he has done to build Emerson into the great company that it is today. Frank’s planned retirement caps a remarkable career at Emerson and we wish him the best.”

“It has been a privilege to work alongside the most dedicated and talented team in the business, and I am proud of all that we have achieved,” Dellaquila said. “We have largely completed the strategic transformation we set out to accomplish, and I believe now is the right time for this transition as the team directs its focus to execution. I have worked closely with Mike over the past five years, and I am confident that he will be a great leader for our finance organization. I look forward to Emerson’s continued success with this exceptional management team at the helm.”

About Emerson

Emerson (NYSE: EMR) is a global technology and software company providing innovative solutions for the world’s essential industries. Through its leading automation portfolio, including its majority stake in AspenTech, Emerson helps hybrid, process and discrete manufacturers optimize operations, protect personnel, reduce emissions and achieve their sustainability goals. For more information, visit Emerson.com.

Forward-Looking and Cautionary Statements

Statements in this press release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include the Company’s ability to successfully complete on the terms and conditions contemplated, and the financial impact of, the proposed Climate Technologies transaction and the proposed National Instruments transaction, the scope, duration and ultimate impacts of the COVID-19 pandemic and the Russia-Ukraine conflict, as well as economic and currency conditions, market demand, including related to the pandemic and oil and gas price declines and volatility, pricing, protection of intellectual property, cybersecurity, tariffs, competitive and technological factors, inflation, among others, as set forth in the Company’s most recent Annual Report on Form 10-K and subsequent reports filed with the SEC. The outlook contained herein represents the Company’s expectation for its consolidated results, other than as noted herein.

Contacts

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